EXHIBIT 99.1

Fifth Street Finance Corp. Closes $273.1 Million of Investments, Establishing a New Quarterly Record

WHITE PLAINS, N.Y., Jan. 5, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that it closed $273.1 million of investments during the quarter ended December 31, 2010, Fifth Street's first fiscal quarter of 2011. These investments consisted of $271.0 million of sponsor-backed, senior secured first lien debt and $2.1 million of purchased equity, and $234.8 million of these investments were funded at closing. Fifth Street also received $54.4 million due to refinancings or partial refinancings of portfolio investments during the quarter. Incorporating these deal activities, Fifth Street's first lien debt exposure would be over 85% at cost and approximately 50% of Fifth Street's portfolio would consist of floating rate loans.

"The year end M&A deal wave brought about the busiest quarter to date in Fifth Street's history," commented Leonard M. Tannenbaum, Chief Executive Officer, adding "I am pleased that we were well-positioned with strong underwriting and financial capital to support our new and existing equity sponsor partners during this exciting period. We look forward to continued success in 2011."

During the first fiscal quarter of 2011, Fifth Street closed the following transactions:

  On October 1, 2010, Fifth Street closed a $63.5 million senior secured debt facility to support the acquisition of a provider of technology solutions backed by a private equity sponsor. $51.0 million was funded at closing.

  On November 19, 2010, Fifth Street closed a $45.5 million senior secured credit facility to support the acquisition of a provider of technology-based services backed by a private equity sponsor. $39.5 million was funded at closing.

  On December 3, 2010, Fifth Street closed a $9.0 million senior secured debt facility to support the acquisition of an email marketing services company, an add-on investment to the existing $11.0 million senior secured credit facility with Mansell Group, Inc. The entire add-on was funded at closing.

  On December 7, 2010, Fifth Street closed a $37.5 million senior secured debt facility to support the financing of a branded accessories designer and marketer backed by a private equity sponsor. $32.5 million was funded at closing.

  On December 17, 2010, Fifth Street closed a $55.8 million senior secured debt facility to support the acquisition of a clinical toxicology lab backed by a private equity sponsor. $50.8 million was funded at closing.

  On December 21, 2010, Fifth Street funded $13.8 million in a senior secured credit facility for Traffic Control & Safety Corporation, an existing portfolio company. The facility consists of four tranches of first lien term loans.

  On December 22, 2010, Fifth Street closed a $10.0 million senior secured debt facility to support the acquisition of a pain management services company backed by a private equity sponsor. $8.2 million was funded at closing.

  On December 23, 2010, Fifth Street closed a $5.3 million senior secured debt facility to support the acquisition of a pediatric home health company, an add-on investment to the existing $24.3 million senior secured credit facility with Epic Acquisition, Inc. The investment is backed by a private equity sponsor and the entire add-on was funded at closing.

  On December 28, 2010, Fifth Street closed a $7.5 million senior secured debt facility to support the financing of a freight forwarding company, an add-on investment to the current $15.0 million senior secured credit facility with Trans-Trade, Inc. $3.5 million was funded at closing.

  On December 30, 2010, Fifth Street closed a $25.3 million senior secured debt facility to support the financing of an employee screening services company backed by a private equity sponsor. $21.3 million was funded at closing.

At December 31, 2010, Fifth Street was $89.0 million drawn on its Wells Fargo Bank, National Association and ING Capital LLC led credit facilities. In addition, Fifth Street's small business investment company (SBIC) subsidiary had $123.3 million of debt outstanding.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetfinance.com